                                                                    EXHIBIT 99.1

[LOGO                                              TRANSOCEAN SEDCO FOREX INC.
TRANSOCEAN                                         Post Office Box 2765
SEDCO FOREX]                                       Houston TX 77252 2765
================================================================================
ANALYST CONTACT: Jeffrey L. Chastain                                NEWS RELEASE
                 713 232 7551
MEDIA CONTACT:   Guy A. Cantwell                   FOR RELEASE: February 5, 2002
                 713 232 7647

                         TRANSOCEAN SEDCO FOREX REPORTS
                    FOURTH QUARTER AND FULL YEAR 2001 RESULTS

      HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today reported that net income for the three months ended December 31, 2001 was $56.0 million, or $0.17 per diluted share, on revenues of $747.6 million. Net income during the final quarter of 2001 included a net after-tax charge of $31.1 million, or $0.10 per diluted share, resulting from asset impairments, partially offset by a net after-tax gain of $17.1 million, or $0.05 per diluted share, resulting primarily from the December 2001 sale of the floating production vessel, the Seillean. A net after-tax extraordinary loss of $1.9 million resulting from the early retirement of debt was also reflected in net income for the quarter. Excluding the asset impairment charges, gain from the sale of assets (net) and extraordinary loss, net income for the three months ended December 31, 2001 was $71.9 million or $0.22 per diluted share. During the corresponding three months in 2000, net income was $33.0 million, or $0.16 per diluted share, before the effect of dispute-related after-tax charges totaling $42.2 million, or $0.20 per diluted share, relating principally to a $37.4 million provision pertaining to the settlement of a terminated bareboat charter agreement and a $4.8 million provision for legal claims. After adjusting for the dispute-related charges, the company reported a net loss for the three months ended December 31, 2000 of $9.2 million, or $0.04 per diluted share. Revenues during the three months ended December 31, 2000 were $314.9 million.

      For the twelve months ended December 31, 2001, net income totaled $252.6 million, or $0.80 per diluted share, on revenues of $2,820.1 million. The 2001 results included the previously mentioned after-tax asset impairment charge of $31.1 million, or $0.10 per diluted share, offset by a net after-tax gain totaling $43.1 million, or $0.14 per diluted share, resulting from the sale of assets. A net after-tax extraordinary loss totaling $19.3 million, or $0.06 per diluted share, resulting from the early retirement of debt, was also reflected in the full year 2001 net income. After adjusting for these three items, net income for the twelve months ended December 31, 2001 totaled $259.9 million, or $0.83 per diluted share. During the corresponding twelve months in 2000, net income was $108.5 million, or $0.51 per diluted share, on revenues of $1,229.5 million. The 2000 results included net after-tax charges of $17.3 million, or $0.08 per diluted share, relating primarily to the previously mentioned settlement of a terminated bareboat charter agreement and provisions for legal claims, partially offset by gains associated with a cash settlement relating to the early termination of a rig contract, the sale of two rigs and the early termination of certain debt.

      Transocean Sedco Forex completed a merger transaction with R&B Falcon Corporation on January 31, 2001. Therefore, results for the twelve months ended December 31, 2001 reflect only eleven months of operating results of R&B Falcon Corporation. Pro Forma utilization measures noted below have been calculated based on the combined fleet of Transocean Sedco Forex and R&B Falcon for the twelve months ended December 31, 2001 and the equivalent period during 2000.

      During the three months ended December 31, 2001, the company earned $687.7 million, or 92% of total operating revenues from its International and U.S. Floater Contract Drilling Services business segment, representing a 5% increase from the $655.0 million in segment operating revenues reported during the three months ended September 30, 2001. The segment's field operating income, defined as operating revenues less operating and maintenance expenses, declined 3% to $304.9 million during the three months ended December 31, 2001, compared to $313.4 million during the three months ended September 30, 2001. Segment fleet utilization improved to 86% during the three months ended December 31, 2001, compared to 81% and 78% during the three months ended September 30, 2001 and December 31, 2000, respectively.

      Operating revenues from the company's Gulf of Mexico Shallow and Inland Water business segment declined 48% during the three months ended December 31, 2001, to $59.9 million, compared to $115.2 million during the three months ended September 30, 2001. Segment field operating income declined 92% during the three months ended December 31, 2001 to $2.9 million, compared to $38.6 million during the three months ended September 30, 2001. Segment fleet utilization fell to 38% during the three months ended December 31, 2001, compared to 63% and 67% during the three months ended September 30, 2001 and December 31, 2000, respectively.

      As of December 31, 2001, net debt (long-term debt plus debt due within one year, less cash and cash equivalents) of $4,170 million had declined by $260 million from net debt of $4,430 million as of September 30, 2001.

      J. Michael Talbert, Chief Executive Officer of Transocean Sedco Forex Inc., stated, "During the fourth quarter of 2001, our International and U.S. Floater Contract Drilling Services business segment experienced higher average utilization and dayrates when compared to the third quarter of 2001. However, segment profitability declined as operating and maintenance expenses increased compared with the third quarter, which benefited from $13.6 million in accelerated amortization of deferred gain relating to the semisubmersible rig, the Drill Star. In addition, operating results within our U.S. Shallow and Inland Water business segment continued to decline as lower average natural gas prices and reduced customer spending levels sent utilization and average dayrates among our jackup rigs to their lowest level for the year."

      Talbert added, "As we enter 2002, some regions requiring semisubmersibles and drillships, or floaters, are displaying signs of weakening demand as operators reassess exploration and production spending plans against the risk of increased volatility in crude oil prices. In the U.S. Gulf of Mexico mid-water and deepwater market segments, dayrates have begun to soften as drilling rig availability has increased. Consequently, we recently signed a contract for the deepwater drillship Discoverer 534 for work offshore India. The rig is currently mobilizing to India from the U.S. Gulf of Mexico and is expected to begin drilling by April 2002. In the U.K. sector of the North Sea, the seasonal decline in utilization, particularly among semisubmersibles, has encouraged us to mobilize the semisubmersible rig Sovereign Explorer to West Africa for a one-year contract offshore Equatorial Guinea, expected to commence during March 2002. In Norway, demand for rigs is continuing to soften as production-related drilling programs and exploration activity decline. The Transocean Arctic, one of our high-specification semisubmersible rigs operating in Norway, is expected to become idle in February 2002, with no additional work visible in the next three to six months. In contrast to the floater market, the international jackup market remains stable, particularly in the West Africa, Middle East and Southeast Asia regions.

      Prospects for an immediate recovery within our U.S.-based jackup rig fleet are currently limited. Natural gas storage levels are approximately 76% higher than levels seen at this time one year ago as unseasonably warm weather persists in the U.S., keeping natural gas prices depressed and development of shallow water drilling prospects uncertain through the first half of 2002. The actively marketed portion of our U.S.-based jackup fleet has been reduced to 17 rigs at present from 25 rigs at mid-year 2001 in an effort to limit operating costs. Despite the weak drilling environment created by declining natural gas prices, the performance of our inland drilling barge fleet has improved in early 2002 as utilization and dayrates have benefited from an increasing level of operator interest in deep gas drilling."

      In closing, Talbert remarked on the year just completed, stating, "As a company, we achieved a number of goals during 2001. The January 2001 closing of our merger with R&B Falcon expanded our offshore drilling fleet, providing unprecedented global presence, fleet capabilities and improved marketing and technical support in most of the world's offshore drilling locations. Substantial progress was made over the year in integrating approximately 15,000 employees from the former Transocean Offshore, Sedco Forex and R&B Falcon companies, to form a coordinated base of knowledge and skill with common goals and corporate values. In addition, delivery of five newly constructed ultra-deepwater drilling rigs completed a five-year, approximately $5 billion capital expansion program which saw 15 technically advanced rigs added to the company's deepwater fleet. Following the conclusion of this program, capital expenditure levels declined while operating cash flow improved, resulting in a $420 million reduction in net debt since February 28, 2001. These accomplishments, along with financial successes such as the issuance of $1.7 billion in public debt to finance the retirement of R&B Falcon high yield notes at substantially lower interest rates, have positioned Transocean Sedco Forex to compete more effectively in the global offshore drilling market and should enhance the company's long-term financial position."


      Statements regarding future oil and gas prices, exploration and production spending, drilling market conditions, rig demand, date of commencement of drilling contracts, prospects for recovery for the U.S. jackup market, dayrates, shallow water prospects, effect of accomplishments and financial successes, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the future price of oil and gas, demand for rigs, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, competition, risks of drilling contract terminations or suspensions and other factors detailed in the company's most recent Form 10-Q and Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call Information

      The company will conduct a teleconference call at 10:00 a.m. EST on February 5, 2002. Individuals who wish to participate in the teleconference call may dial 719-457-2657 and refer to confirmation code 678175. It is recommended that participants dial in five to 10 minutes prior to the scheduled start time of the call.

      In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by logging on to the company's Worldwide Web address at www.deepwater.com and selecting "Investor Relations." It may also be accessed via the Worldwide Web at www.CompanyBoardroom.com by typing in the company's NYSE trading symbol, "RIG."

      A telephonic replay of the conference call should be available after 1:00 p.m. EST on February 5 and can be accessed by dialing 719-457-0820 and referring to the passcode 678175. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses. Both replay options will be available for approximately 30 days.

Monthly Fleet Update Information

      Drilling rig status and contract information on Transocean Sedco Forex's offshore drilling fleet has been condensed into two reports titled "Monthly Fleet Update" and "Monthly Fleet Update - Jackups and Barges" which are available through the company's Website at www.deepwater.com. The reports are located in the "Investor Relations/Financial Reports" section of the Website. The reports will also be available through a free monthly email distribution. To be added to the email distribution, please contact Jeffrey L. Chastain, Vice President of Investor Relations and Communications, at jchastain@houston.deepwater.com or at fax number 713-232-7031.

      Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor with more than 160 fully or partially owned or operated mobile offshore drilling units, inland drilling barges and other assets utilized in the support of offshore drilling activities worldwide. The company's mobile offshore drilling fleet is considered one of the most modern and versatile in the world with 31 high-specification semisubmersibles and drillships, 29 other semisubmersibles and one drillship (other floaters), and 54 jackup drilling rigs, of which 28 are located in the U.S. Gulf of Mexico. Transocean Sedco Forex specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. With a current equity market capitalization in excess of $9 billion, the company's ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

                                    ###                                    02-05

                  TRANSOCEAN SEDCO FOREX INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Three Months Ended        Twelve Months Ended
                                                              December 31,              December 31,
                                                         --------------------      ----------------------
                                                          2001         2000          2001          2000
                                                         -------      -------      --------      --------
                                                               (In millions, except per share data)
Operating Revenues                                       $ 747.6      $ 314.9      $2,820.1      $1,229.5

Costs and Expenses
  Operating and maintenance                                439.8        250.6       1,603.3         812.6
  Depreciation                                             121.8         56.8         470.1         230.6
  Goodwill amortization                                     41.5          8.9         154.9          28.9
  General and administrative                                14.0         10.5          57.9          42.1
                                                           617.1        326.8       2,286.2       1,114.2

Impairment Loss on Long Lived Assets                        40.4           --          40.4            --
Gain from Sale of Assets, net                               27.5          4.2          56.5          17.8
Operating Income (Loss)                                    117.6         (7.7)        550.0         133.1

Other Income (Expense), net
  Equity in earnings of joint ventures                       4.5          1.8          16.5           9.4
  Interest income                                            5.0          1.6          18.7           6.2
  Interest expense, net of amounts capitalized             (59.1)        (0.9)       (223.9)         (3.0)
  Other, net                                                 1.2         (2.6)         (0.8)         (1.3)
                                                           (48.4)        (0.1)       (189.5)         11.3
Income (Loss) Before Income Taxes, Minority Interest
  and Extraordinary Items                                   69.2         (7.8)        360.5         144.4

Income Tax Expense                                          10.8          1.3          85.7          36.7
Minority Interest                                            0.5          0.1           2.9           0.6
Income (Loss) Before Extraordinary Items                    57.9         (9.2)        271.9         107.1

Gain (Loss) on Extraordinary Items, net of tax              (1.9)          --         (19.3)          1.4
Net Income (Loss)                                        $  56.0      $  (9.2)     $  252.6      $  108.5

Basic Earnings Per Share

  Income (Loss) Before Extraordinary Items               $  0.18      $ (0.04)     $   0.88      $   0.51
  Gain (Loss) on Extraordinary Items, net of tax              --           --         (0.06)         0.01
  Net Income (Loss)                                      $  0.18      $ (0.04)     $   0.82      $   0.52

Diluted Earnings Per Share
  Income (Loss) Before Extraordinary Items               $  0.17      $ (0.04)     $   0.86      $   0.50
  Gain (Loss) on Extraordinary Items, net of tax              --           --         (0.06)         0.01
  Net Income (Loss)                                      $  0.17      $ (0.04)     $   0.80      $   0.51

Weighted Average Shares Outstanding
  Basic                                                    318.7        210.6         309.2         210.4
  Diluted                                                  322.7        210.6         314.8         211.7

       On January 31, 2001, the Company completed a merger transaction with R&B Falcon Corporation. As a result of the merger, R&B Falcon Corporation became an indirect wholly owned subsidiary of the Company. The Company accounted for the merger using the purchase method of accounting with the Company treated as the accounting acquiror. The above Consolidated Statement of Operations for the twelve months ended December 31, 2001, includes eleven months of operating results of R&B Falcon Corporation.

                                   TRANSOCEAN SEDCO FOREX INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                         (In millions, except share data)

                                                                                  DECEMBER 31,
                                                                          -----------------------------
                                                                               2001            2000
                                                                          -----------------------------

                                                ASSETS

Cash and Cash Equivalents                                                   $   853.4       $    34.5
Accounts Receivable
   Trade                                                                        602.9           268.8
   Other                                                                         72.8            27.1
Materials and Supplies                                                          158.8            89.5
Deferred Income Taxes                                                            21.0            18.1
Other Current Assets                                                             27.9            10.1
-------------------------------------------------------------------------------------------------------
   Total Current Assets                                                       1,736.8           448.1
-------------------------------------------------------------------------------------------------------

Property and Equipment                                                       10,081.4         6,003.2
Less Accumulated Depreciation                                                 1,713.3         1,308.2
-------------------------------------------------------------------------------------------------------
   Property and Equipment, net                                                8,368.1         4,695.0
-------------------------------------------------------------------------------------------------------

Goodwill, net                                                                 6,466.7         1,037.9
Investments in and Advances to Joint Ventures                                    28.2           105.9
Other Assets                                                                    420.0            71.9
-------------------------------------------------------------------------------------------------------
   Total Assets                                                             $17,019.8       $ 6,358.8
=======================================================================================================

                                    LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts Payable                                                            $   188.4       $   135.6
Accrued Income Taxes                                                            188.2           113.1
Debt Due Within One Year                                                        484.4            23.1
Deferred Gain on Sale of  Rigs                                                     --            57.7
Other Current Liabilities                                                       283.4           165.7
-------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                  1,144.4           495.2
-------------------------------------------------------------------------------------------------------

Long-Term Debt                                                                4,539.4         1,430.3
Deferred Income Taxes                                                           317.1           359.2
Deferred Gain on Sale of Rigs                                                      --            12.1
Other Long-Term Liabilities                                                     108.6            57.9
-------------------------------------------------------------------------------------------------------
   Total Long-Term Liabilities                                                4,965.1         1,859.5
-------------------------------------------------------------------------------------------------------

Commitments and Contingencies

SHAREHOLDERS' EQUITY
Preference Shares, $0.10 par value; 50,000,000 shares authorized,
   none issued and outstanding                                                     --              --
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized,
   318,816,035 and 210,710,363 shares issued and outstanding at
   December 31, 2001 and 2000, respectively                                       3.2             2.1
Additional Paid-in Capital                                                   10,611.7         3,918.7
Accumulated Other Comprehensive Income                                           (2.3)             --
Retained Earnings                                                               297.7            83.3
-------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                                10,910.3         4,004.1
-------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                               $17,019.8       $ 6,358.8
=======================================================================================================

                                            TRANSOCEAN SEDCO FOREX INC.
                                            FLEET OPERATING STATISTICS

                                                                            OPERATING REVENUES ($ MILLIONS)
                                                 ----------------------------------------------------------------------------------
INTERNATIONAL AND U.S. FLOATER CONTRACT                                                                       TWELVE MONTHS
DRILLING SERVICES SEGMENT:                                        THREE MONTHS ENDED                          ENDED DECEMBER 31,
                                                ----------------------------------------------------   ----------------------------
                                                  DECEMBER 31,       SEPTEMBER 30,     DECEMBER 31,
                                                     2001                2001            2000(1)         2001(1)         2000(1)
                                                ---------------    ---------------   --------------    ----------      ------------
      High-Specification Floaters                    $354.7             $341.5             $265.4       $1,289.4          $909.8
      Other Floaters                                 $176.9             $160.6             $119.5         $611.2          $508.6
      Jackups - Non-U.S.                             $112.5              $93.3              $69.5         $352.8          $220.3
      Other                                           $43.6              $59.6              $77.7         $263.3          $340.8
Segment Total                                        $687.7             $655.0             $532.1       $2,516.7        $1,979.5

GULF OF MEXICO SHALLOW AND INLAND WATER
SEGMENT:
      Jackups and Submersibles                        $24.4              $59.6              $69.7         $253.1          $190.1
      Inland Barges                                   $32.0              $53.7              $39.5         $171.7          $116.4
      Other                                            $3.5               $1.9               $3.1           $4.5            $6.4
Segment Total                                         $59.9             $115.2             $112.3         $429.3          $312.9

Total Company                                        $747.6             $770.2             $644.4       $2,946.0        $2,292.4

                                                                               AVERAGE DAYRATES
                                                -----------------------------------------------------------------------------------
INTERNATIONAL AND U.S. FLOATER CONTRACT                                                                       TWELVE MONTHS
DRILLING SERVICES SEGMENT:                                        THREE MONTHS ENDED                       ENDED DECEMBER 31,
                                                ----------------------------------------------------   ----------------------------
                                                  DECEMBER 31,       SEPTEMBER 30,     DECEMBER 31,
                                                     2001                2001            2000(1)         2001(1)         2000(1)
                                                ---------------    ---------------   --------------    ----------      ------------
      High-Specification Floaters                  $145,000           $144,500            $124,300       $141,800       $120,000
      Other Floaters                                $71,100            $66,600             $56,000        $65,100        $60,000
      Jackups - Non-U.S.                            $52,800            $49,200             $37,100        $46,500        $32,900
      Other                                         $41,300            $42,500             $41,400        $39,900        $40,900
Segment Total                                       $88,200            $86,600             $72,000        $83,600        $70,100

GULF OF MEXICO SHALLOW AND INLAND WATER
SEGMENT:
      Jackups and Submersibles                      $30,600            $37,700             $32,000        $36,800        $26,500
      Inland Barges                                 $22,800            $24,400             $20,000        $22,400        $18,500
Segment Total                                       $25,600            $30,000             $26,300        $29,200        $22,800

Total Mobile Offshore Drilling Fleet                $74,000            $66,900             $54,200        $64,900        $53,200

                                                                                 UTILIZATION
                                                -----------------------------------------------------------------------------------
INTERNATIONAL AND U.S. FLOATER CONTRACT                                                                       TWELVE MONTHS
DRILLING SERVICES SEGMENT:                                        THREE MONTHS ENDED                          ENDED DECEMBER 31,
                                                ----------------------------------------------------   ----------------------------
                                                  DECEMBER 31,       SEPTEMBER 30,     DECEMBER 31,
                                                     2001                2001            2000(1)         2001(1)         2000(1)
                                                ---------------    ---------------   --------------    ----------      ------------
      High-Specification Floaters                    90%                 87%              92%             86%              89%
      Other Floaters                                 89%                 82%              70%             81%              70%
      Jackups - Non-U.S.                             89%                 84%              86%             84%              79%
      Other                                          54%                 48%              47%             52%              47%
Segment Total                                        86%                 81%              78%             81%              75%

GULF OF MEXICO SHALLOW AND INLAND WATER
SEGMENT:
      Jackups and Submersibles                       27%                 52%              70%             57%              58%
      Inland Barges                                  49%                 75%              65%             66%              52%
Segment Total                                        38%                 63%              67%             61%              55%

Total Mobile Offshore Drilling Fleet                 67%                 73%              74%             73%              66%

(1) Transocean Sedco Forex completed a merger transaction with R&B Falcon on January 31, 2001. Therefore, operating revenues, average dayrates and utilization for the three months ended December 31, 2000 and twelve months ended December 31, 2001 and 2000 are stated as pro forma results based on the combined fleet of Transocean Sedco Forex and R&B Falcon.